Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

INVESTOR RELATIONS CONTACT:

Timothy Cope – (952) 449-7030

FOR IMMEDIATE RELEASE:

November 30, 2011

LAKES ENTERTAINMENT ANNOUNCES JOINT VENTURE PARTNER

DOES NOT CLOSE ACQUISITION OF

DANIA JAI ALAI

MINNEAPOLIS – November 30, 2011 – Lakes Entertainment, Inc. (“Lakes”) (NASDAQ: LACO) announced that on November 28, 2011, Aragon Group and Summer Sport Enterprises, a subsidiary of Boyd Gaming Corporation, (“Aragon”) issued a letter to Dania Entertainment Center, LLC (“Dania”) formally terminating the asset purchase agreement between Aragon and Dania for the purchase of the Dania Jai Alai in Dania Beach, Florida, for failing to close the transaction by November 28, 2011. As previously announced, Lakes entered into a joint venture with Dania for the management and redevelopment of the Dania Jai Alai property if Dania closed the asset purchase transaction with Aragon.

“We understand that Dania has filed a lawsuit pertaining to the termination of the asset purchase agreement. Although Lakes is not involved in the lawsuit, we continue to closely monitor the status of this project,” stated Lyle Berman, Chairman and Chief Executive Officer of Lakes.

About Lakes Entertainment

Lakes Entertainment, Inc. currently has development and management or financing agreements with two separate Tribes for casino operations in California, for a total of two separate casino sites. Lakes is currently managing the Red Hawk Casino for the Shingle Springs Band of Miwok Indians. Lakes has an investment in Rock Ohio Ventures, LLC for their planned casino developments in Cincinnati and Cleveland, Ohio. Lakes has also submitted a response to a request for proposal to own and manage a casino project in Maryland.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, need for potential future financing to meet Lakes’ development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; and reliance on Lakes’ management. For more information, review the company’s filings with the Securities and Exchange Commission.

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